UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

 Camden National Corporation
(Exact name of registrant as specified in its charter)

Maine	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2010, the Board of Directors of Camden National Corporation (the “Company”) approved the 2010 – 2012 Long-Term Performance Share Plan (or Long-Term Incentive Plan, “LTIP”).  Pursuant to the LTIP certain executive officers of the Company, including Gregory A. Dufour, President and Chief Executive Officer; Joanne T. Campbell, Senior Vice President, Risk Management; Peter F. Greene, Senior Vice President, Operations; Deborah A. Jordan, Senior Vice President and Chief Financial Officer; Timothy P. Nightingale, Senior Vice President and Senior Lending Officer; and June B. Parent, Senior Vice President and Senior Retail Sales Manager are eligible to receive equity compensation based on the attainment of certain performance goals set forth in the plan.

Performance goals under the 2010-2012 LTIP include specific revenue growth and efficiency ratio goals for threshold, target and superior levels of performance, and a minimum level of performance for the Company’s non-performing asset to total asset ratio at December 31, 2012 and a minimum level of net income growth for the three-year period ending December 31, 2012.

Each participating executive has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the long-term performance period.  At the end of each long-term performance period, based upon the achievement of specific performance measures, each participant shall receive an award in accordance with the performance level, paid in Company shares.  Actual awards can range in value from 25% of the target award, when performance is at the threshold level, to 200% of the target award when performance is at the superior level.  The conversion of dollar amounts into shares will be based on the market value of a share on the first day of the relevant long-term performance period.

The foregoing description is qualified in its entirety by reference to the LTIP, a copy of which is attached hereto as Exhibit 10. 7 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           The following exhibit is filed with this Report:

Exhibit No.	Description
10.7	Amended and Restated Long-Term Performance Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2010

CAMDEN NATIONAL CORPORATION (Registrant)

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan
Chief Financial Officer and Principal Financial & Accounting Officer

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